Exhibit (b)
ROYAL BANK OF CANADA
200 Bay Street
South Tower
Royal Bank Plaza
Toronto, ON M5J 2W7
CONFIDENTIAL
December 3, 2007
Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, Alberta
T2J 7E8
Attention:     Bruce Waterman, Senior Vice President, Finance and Chief Financial Officer
Ladies and Gentlemen:
COMMITMENT LETTER
You have advised Royal Bank of Canada (“Royal Bank” or “RBC”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “we” or “us”) that Agrium Inc. (“you” or “Borrower”) intends, through an existing or newly formed wholly owned (directly or indirectly) subsidiary (the “Purchaser”), to offer to acquire through a tender offer (the “Tender Offer”) all of the issued and outstanding shares of common stock of UAP Holding Corp. (the “Target”) (such acquisition by the Purchaser and its subsequent merger with and into the Target referred to herein, collectively, as the “Acquisition”). You have also advised us that you and Agrium U.S. Inc. intend to request certain amendments to the financial covenants set forth in the Existing Senior Credit Agreement. More specifically, you have advised us that you will be requesting that the lenders under your Existing Senior Credit Agreement consent to an amendment (the “Required Amendments”) to Section 10.2(b) thereof to give effect to the debt financing of the Acquisition. Capitalized terms used but not defined herein have the meanings assigned to them in the Summary of Terms and Conditions (the “Term Sheet”) attached hereto.
You have proposed to us that, in connection with the Transactions (as defined below), the Borrower will enter into senior unsecured credit facilities in an aggregate principal amount of up to US$2,610,000,000, consisting of (i) a bridge credit facility in the aggregate principal amount of up to US$1,250,000,000 (the “Tranche A Facility”); (ii) a bridge credit facility in the aggregate amount of US$900,000,000 (the “Tranche B Facility”); and (iii) a term loan facility in the aggregate principal amount of up to US$460,000,000 (the “Tranche C Facility”). You

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

have advised us that drawings under the Credit Facilities, together with a $300,000,000 revolving loan draw made pursuant to the Existing Senior Credit Agreement, will be sufficient to meet the financing requirements of the Acquisition. You have also proposed to us that, in connection with the Required Amendments, you will require senior unsecured credit facilities in an amount up to US$600,000,000 solely for the purpose of backstopping the Required Amendments (the “Back Stop Credit Facilities” and, together with the Tranche A Facility, Tranche B Facility and Tranche C Facility, the “Credit Facilities”).
The entering into and borrowings under the Credit Facilities by the parties described herein and the Acquisition and the other transactions contemplated hereby are herein referred to as the “Transactions”.
You have requested that Royal Bank (acting alone or through or with affiliates selected by it) commit to provide the Credit Facilities to finance the Transactions and to pay certain related fees and expenses. Royal Bank hereby commits to provide, in accordance with the terms hereof and on a fully underwritten basis, 100% of the Credit Facilities to the Borrower.
In consideration of the foregoing commitment and our agreement to perform the services described herein, you hereby covenant to perform and agree with the provisions of this Commitment Letter set forth below.
1. The Back-Stop Credit Facilities are made available for the sole purpose of backstopping the Required Amendments. If the required lenders under the Existing Senior Credit Agreement consent to the Required Amendments prior to the Closing Date, the Back-Stop Credit Facilities will be cancelled and Royal Bank shall have no obligation to provide any of the Back-Stop Credit Facilities.
2. Royal Bank will serve as administrative agent (the “Agent”) for the Credit Facilities. Additionally, RBCCM will act as lead arranger and book runner (the “Arranger”) for the Credit Facilities.
3. The Arranger will act as the sole and exclusive lead arranger and book runner, the Agent will act as the sole and exclusive administrative agent for the Credit Facilities and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles. Unless the Borrower and Royal Bank shall so agree, no other agent, co-agent, arranger or co-arranger, book manager or runner or joint book manager or runner will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Commitment Letter and the Fee Letter referred to below), except as otherwise agreed in writing between Royal Bank and the Borrower) will be paid in connection with the Credit Facilities.
4. We intend to syndicate the Credit Facilities to one or more financial institutions and institutional lenders (together with Royal Bank, the “Lenders”) identified by us in consultation with the Borrower. The Borrower agrees to actively assist us in completing a syndication satisfactory to us. Such assistance shall include (a) the Borrower using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower’s existing lending, investment banking and financial advisory relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, and (d) the hosting, with us, of one or more meetings of prospective Lenders, if requested by us. We intend to launch the syndication of the Credit Facilities after the public announcement by the Borrower of the proposed Acquisition and, in any event but subject to the other terms and conditions hereof, within 30 days of such announcement. Certain matters related to the syndication of the Credit Facilities are contained in the Fee Letter referred to below. Without limiting the terms of such Fee Letter, syndication is not a condition of our commitment, and any syndication of the Credit Facilities will only by effective upon funding by such new Lenders.
5. We will manage all aspects of any such syndication, including, in consultation with you, decisions as to selection of institutions and other lenders to be approached and when they will be approached, when their commitments will be accepted, which institutions and other lenders will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting in their respective capacities hereunder and in respect of the Credit Facilities, Royal Bank and RBCCM will have no responsibilities other than as set forth herein and will have no fiduciary duty or other implied duty to the Borrower or any of its affiliates.
6. To assist us in the arrangement of the Credit Facilities and such syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries, the Target and the Acquisition, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent, warrant and covenant that (a) all information (other than the Projections) (the “Information”) that has been or will be made available to us by or on behalf of the Borrower or any of its advisors or representatives is or will be (with respect to the Target, to the best of your knowledge), when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by the Borrower or any of its advisors or representatives have been or will be prepared in good faith based upon assumptions which you believe are reasonable at the time made. You agree to supplement the Information and Projections until the execution and delivery of the Credit Agreement so that the foregoing representations and warranties remain complete and correct in all material respects (with respect to the Target, to the best of your knowledge). You understand that in structuring, arranging and syndicating the Credit Facilities, we may use and rely on the Information and Projections without independent verification thereof.
7. As consideration for Royal Bank’s commitments hereunder and the Arranger’s agreement to perform the services described herein, the Borrower agrees to pay to Royal Bank the non-refundable fees, and perform the other obligations, in accordance with and as set forth in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”). In addition, you have agreed, pursuant to a letter agreement with Royal Bank (the “Letter Agreement”) to appoint Royal Bank (or affiliates thereof) to provide certain services in connection with the refinancing of the Credit Facilities.

8. Our commitments hereunder and our agreement to perform the services described herein are subject to:
(a)	satisfactory review (acting reasonably) of all material agreements with respect to the Acquisition; provided that we acknowledge and agree that the form of Merger Agreement, including all exhibits, schedules, appendices and other attachments thereto, most recently delivered to us on or prior to the date of execution of this Commitment Letter is satisfactory for the purposes of this clause (a));

(b)	delivery to us of forecasts prepared by management of the Borrower, each in form reasonably satisfactory to us, of balance sheets, income statements and cash flow statements for each year commencing with the first fiscal year following the Closing Date for the term of the Credit Facilities; provided that we acknowledge and agree that the financial projections and models most recently delivered to us on or prior to the date of execution of this Commitment Letter are satisfactory for the purposes of this clause (b));

(c)	delivery to us of (i) a pro forma consolidated statement of operations of the Borrower for the year ended December 31, 2006, giving effect to the Acquisition; and (ii) a pro forma consolidated statement of operations of the Borrower for the nine-month period ended September 30, 2007, and a pro forma consolidated balance sheet of the Borrower as at September 30, 2007, giving effect to the Acquisition;

(d)	our satisfaction that prior to and during any syndication of the Credit Facilities there shall be no competing offering, placement, or arrangement of any syndicated credit facilities by, on behalf of or guaranteed (or in respect of which any credit support is provided) by the Borrower or any subsidiary thereof;

(e)	the Borrower providing the assistance required hereby in connection with syndication in all material respects, and complying in all material respects with the other provisions hereof and of the Fee Letter relating to syndication of the Credit Facilities; and

(f)	the other conditions set forth or referred to in the Term Sheet or the Fee Letter.
The terms and conditions of our commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Borrower and Royal Bank. For certainty, if there is a public announcement by the Borrower that the Acquisition will not be completed, then, except for your indemnities contained herein, the Borrower’s and our commitments hereunder shall be automatically terminated without the necessity of further action.
9. The Borrower agrees to: (a) indemnify and hold harmless Royal Bank, RBCCM, their respective affiliates and their respective officers, directors, employees and advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees, charges, and disbursements of counsel), joint or several, that may be incurred by, asserted or awarded against, or to which any such indemnified person may become subject, arising out of or in connection with this Commitment Letter, the Credit Agreement, the other Credit Documents, the Credit Facilities or the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity: (i) will not, as to an indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or wilful misconduct of such indemnified person or from a breach of their obligations hereunder; (ii) shall exclude loss of profit, income, revenue or business opportunities (it being agreed, however, for certainty, that such exclusion shall not apply to the repayment of principal, the payment of interest, fees, breakage costs, funding losses and other costs and expenses, or any other amount expressly required to be paid or repaid (as applicable) under or pursuant to this Commitment Letter, the Fee Letter, the Credit Agreement or the other Credit Documents, all of which shall be included in the foregoing indemnity); and (iii) shall not apply as to disputes between or among indemnified persons; and (b) to reimburse Royal Bank, the Arranger and their affiliates on demand for all reasonable out-of-pocket expenses (including syndication expenses, travel expenses and reasonable fees, charges and disbursements of counsel to the Lenders) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Agreement and other definitive Credit Documents) or the administration, amendment, modification or waiver thereof and, for certainty, in the case of both (a) and (b), whether the Credit Agreement and other definitive Credit Documents for the Credit Facilities are executed and delivered or not and whether the transactions contemplated hereby are consummated or not. The foregoing indemnity, insofar as it pertains to the Credit Facilities, shall be superseded by the indemnity in the Credit Agreement when executed and delivered.
No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such unauthorized persons. In any event, and notwithstanding any provision hereof to the contrary, no indemnified person shall be liable for any special, indirect, consequential or punitive damages on any theory of liability in connection with or as a result of the Credit Facilities or this Commitment Letter, the Fee Letter, the Credit Agreement or any other Credit Document or any transaction contemplated hereby or thereby.
10. The Borrower acknowledges that Royal Bank, the Arranger and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which the Borrower and its subsidiaries may have conflicting interests regarding the Credit Facilities and otherwise. Royal Bank and the Arranger and their respective affiliates will not use confidential information obtained from the Borrower and its subsidiaries by virtue of the Credit Facilities or their other relationships with the Borrower or any of its subsidiaries in connection with the performance by any of the Royal Bank or the Arranger of services for other persons, and Royal Bank and the Arranger will not furnish any such information to such other persons. The Borrower also acknowledges that Royal Bank, the Arranger and their affiliates have no obligation to use in connection with the Credit Facilities or otherwise, or to furnish to the Borrower or any subsidiary thereof, confidential information obtained from other persons.
11. This Commitment Letter shall not be assignable by the Borrower without the prior written consent of Royal Bank (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto and the indemnified persons (in respect of which is holding the benefits and rights hereunder in trust for the other indemnified persons with which it is affiliated or otherwise related). This Commitment Letter may not be amended nor waived except by an instrument in writing signed by Royal Bank and the Borrower.
12. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
13. This Commitment Letter, the Fee Letter and the Letter Agreement are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. Unless otherwise expressly agreed by the Arranger and Royal Bank, the provisions contained herein (other than Royal Bank’s commitments) and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Royal Bank’s commitments hereunder.
14. To the extent permitted by applicable law, each party hereto irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or the actions of the parties hereto and thereto in the negotiation, performance or enforcement hereof and thereof.
15. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.
16. This Commitment Letter is delivered to the Borrower on the understanding that neither this Commitment Letter (including, for greater certainty, the Term Sheet) or the Fee Letter nor any of their respective terms or substance shall be disclosed, directly or indirectly, to any other person except: (a) to the Borrower’s directors, officers, employees and legal counsel who are directly involved in the consideration of this matter and who have been informed of the confidential nature thereof and who have agreed to hold the same in confidence, (b) with respect to this Commitment Letter (including, for greater certainty, the Term Sheet) only, to legal counsel who are directly involved in the equity financing contemplated by the Borrower in connection with the Acquisition, whether acting for the Borrower or the underwriters for such equity financing (“Underwriters”), and to any such Underwriters or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable law (in which case the Borrower agrees to inform Royal Bank promptly thereof), provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its respective terms and substance) after this Commitment Letter has been accepted by the Borrower. Notwithstanding the foregoing, this Commitment Letter (including the Term Sheet) may be (a) provided to the Target (including the members of its Board of Directors and any special committee thereof) and (b) disclosed and included with any filing made with the Securities and Exchange Commission and any similar regulatory authorities in the U.S. or Canada in connection with the Acquisition.
17. Upon the execution of this Commitment Letter by the Borrower, and subject to closing of the Credit Facilities, the Lenders (or the Arranger on their behalf) may, without the consent of the Borrower, disclose the relevant deal characteristics relating to this commitment and the Credit Facilities (including the name of the Borrower) to Loan Pricing Corporation (or successors thereof) and similar recognized bank loan information services so long as all information that is so disclosed is true and accurate.
18. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof (including the Term Sheet) and of the Fee Letter by returning to Royal Bank executed counterparts of this Commitment Letter and the Fee Letter not later than 4:00 p.m., Toronto time, on December 3, 2007. Royal Bank’s commitments and it and the Arranger’s agreements herein will expire at such time in the event it has not received such executed counterparts in accordance with the immediately preceding sentence.
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          We are pleased to have been given the opportunity to assist you in connection with this financing.
Yours very truly,

ROYAL BANK OF CANADA
By:	/s/ Blair J. Fleming
	Name:	Blair J. Fleming
	Title:	Managing Director Group Head, Global Syndicated and Leveraged Finance

Per:
Name:
Title:

Accepted and Agreed to this 2nd day of December, 2007. AGRIUM INC.
By:	/s/ Michael M. Wilson
	Name:	Michael M. Wilson
	Title:	President & Chief Executive Officer

Per:	/s/ Bruce G. Waterman
	Name:	Bruce G. Waterman
	Title:	Senior Vice President, Finance & Chief Financial Officer